Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS of boost run

The following discussion and analysis should be read in conjunction with the financial statements and related notes of Boost Run Holdings, LLC. (“Boost Run,” “we,” “us,” and “our”) included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

These statements include, among other things, statements concerning our expectations regarding:

●	continued growth and market share gains;
●	variability in sales in certain product and service categories from year to year;
●	expected impact on sales of certain products and services;
●	increasing or decreasing inflation or stagflation, and changing interest rates in many geographies and changes in currency exchange rates and currency regulations;
●	competition in our markets;
●	macroeconomic, geopolitical factors and other disruptions, including the transition in administrations, tariffs or other trade disruptions, public health issues, wars, natural disasters and economic growth;
●	government regulation, tariffs and other policies;
●	drivers of long-term growth and operating leverage, such as pricing of our products and services, sales productivity, pipeline and capacity, functionality, value and technology improvements in our service offerings;
●	growing our solution sales through channel partners to businesses / service providers, our ability to execute these sales and the complexity of providing solutions (including the increased competition and unpredictability of timing associated with sales to larger enterprises), the impact of sales to these organizations on our long-term growth, expansion and operating results, and the effectiveness of our sales organization;
●	our ability to successfully anticipate market changes, including those related to cloud-based solutions and to sell, support and meet service level agreements related to cloud-based solutions;
●	growth expectations for the secure networking market;
●	forecasts of future demand including changing market drivers and demands;
●	our ability to hire properly qualified and effective sales, support and engineering employees;
●	trends in revenue, cost of revenue and gross margin;
●	trends in our operating expense, including cost of revenue, selling, general and administrative expense, depreciation and amortization expense, colocation lease cost, and expectations regarding these expenses;
●	expected impact of plans and strategy for the acceleration of our data center footprint and our points of presence deployment;
●	expectations that our operating expense will increase year over year during 2026;
●	uncertain tax benefits and our effective domestic and global tax rates, the impact of interpretations of, or changes to tax law, and the timing of tax payments;
●	expectations regarding spending related to real estate assets, acquisitions and development, including data centers and points of presence, office building and warehouse investments, as well as other capital expenditures and related to the impact on cash flow and expenses;
●	estimates of a range of 2026 spending on capital expenditures;
●	expansions and other changes to our real property holdings and development;
●	expected outcomes and liabilities in alleged claims;
●	our intentions regarding the sufficiency of our existing cash, cash equivalents and investments to meet our cash needs, including our debt servicing requirements, for at least the next 12 months;
●	other statements regarding our future operations, financial condition and prospects and business strategies; and
●	adoption and impact of new accounting standards.

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Business Overview

We are a Delaware limited liability company formed on March 21, 2024, to serve as the parent entity of Boost Run LLC, an Illinois limited liability company originally organized on August 16, 2023. On March 22, 2024, Boost Run LLC and we entered into a contribution agreement under which we acquired 100% of the membership interests of Boost Run LLC, resulting in Boost Run LLC becoming our wholly owned subsidiary (the “Contribution”). The Contribution represents a transfer of ownership interests between entities under common control and is accounted for in accordance with ASC 805-50, Business Combinations-Subtopic 50: Transactions Between Entities Under Common Control. Under this guidance, the assets and liabilities of Boost Run LLC were transferred to us at their carrying amounts as of the date of transfer, with no recognition of goodwill or gain/loss. The Contribution also results in a change in the reporting entity under U.S. GAAP, with us now serving as the ultimate parent company for financial reporting purposes. Accordingly, the accompanying comparative consolidated financial statements have been retrospectively adjusted to reflect our financial position and results of operations as if the entities had always been combined.

We own, lease, and operate bare metal GPUs servers housed within top-tier certified data centers. Our compute offerings are, on average, 40% to 60% more affordable than those of major cloud providers, depending on contract duration and model type. Through the Infrastructure as Code (“IaC”) automation, we enable customers to access our services in a simple and secure manner. This makes our platform an ideal solution for organizations seeking to run sophisticated artificial intelligence (“AI”) models, including Large Language Models (“LLMs”), generative models, and other high-performance computing workloads. Whether training massive neural networks, running inference at scale, or executing computationally intensive scientific simulations, our GPU servers deliver the necessary performance at a cost that supports operational efficiency.

Amended and Restated LLC Agreement

In August 2025, we entered into an Amended and Restated Limited Liability Company Agreement, replacing the original agreement dated March 22, 2024. The amended agreement formalizes a multi-class equity structure, including Class A, Class B, and Class C units, each with distinct economic and governance rights. Class A units retain voting rights and priority in distributions, Class B units are structured as profits interests subject to vesting and participation thresholds, and Class C units were issued to a lender in connection with a financing arrangement and are not profits interests and are not subject to vesting but do have participation thresholds. In addition, the board of directors authorized unlimited number of Class A units, Class B units, and Class C units. As of December 31, 2025, 8,500 Class A units and 128 Class C units were issued and outstanding. The agreement also provides for the issuance of up to 179 additional Class C units under certain conditions. In August 2025, pursuant to the August 2025 Warrant Cancellation Agreement, we issued 128 newly-created Class C units. In September 2025, pursuant to the Amended and Restated LLC Agreement, the board of directors granted 506 Class B units.

Business Combination Agreement

On September 15, 2025, we entered into a Business Combination Agreement with Willow Lane, Pubco, SPAC Merger Sub, and Company Merger Sub. The Business Combination Agreement provides for a two-step merger transaction, or the Mergers, in which, first, SPAC Merger Sub will merge with and into Willow Lane, with Willow Lane surviving as a wholly-owned subsidiary of Pubco, and, immediately thereafter, Company Merger Sub will merge with and into us, with us surviving as a wholly-owned subsidiary of Pubco. By virtue of the consummation of the Mergers, Pubco will become a publicly traded company, with Willow Lane and us as its wholly owned subsidiaries. Prior to the closing of the Mergers, Willow Lane will re-domicile from the Cayman Islands to the State of Delaware.

At Closing, our equity holders will receive total consideration consisting of (i) an $8.5 million installment note, (ii) $441.5 million in Pubco Class A and Class B common stock (based on a $10.00 per share valuation), and (iii) up to 7,875,000 Karos Earnout Shares contingent upon Pubco’s stock performance over a three-year earnout period. Karos Earnout Shares will be issued in three equal tranches if Pubco’s volume-weighted average price meets or exceeds $12.50, $15.00, and $17.50, respectively, for twenty out of thirty consecutive trading days during the earnout period.

The transaction is intended to qualify as an “exchange” within the meaning of Section 351 of the Internal Revenue Code for U.S. federal income tax purposes. Each party to the Business Combination Agreement will be responsible for its own tax liabilities, including any adverse consequences arising from the failure of the transaction to qualify under Section 351.

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Upon Closing, Pubco will assume all outstanding Willow Lane securities, which will convert into equivalent Pubco securities.

Business Combination Agreement Amendment

On January 13, 2026, the parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement, which, among other matters, extends the outside date to June 30, 2026 and removes the covenant that the Pubco Board be comprised of a majority of directors who qualify as “independent” under Nasdaq rules.

Simultaneously, the Pubco, the Sponsor and the SPV entered into an amendment to the earnout agreement providing that the Sponsor may earn up to 1,125,000 newly issued shares of Pubco Class A Common Stock and the SPV may earn up to 1,968,750 newly issued shares of Pubco Class A common stock (3,093,750 shares in total) based on the performance of Pubco Class A Common Stock during the three-year period beginning on and following the Closing, as follows: in the event that the VWAP of Pubco Class A Common Stock equals or exceeds (i) $12.50 per share, the Sponsor will be entitled to 375,000 such shares and the SPV to 656,250 such shares; (ii) $15.00 per share, the Sponsor will be entitled to 375,000 such shares and the SPV to 656,250 such shares; and (iii) $17.50 per share, the Sponsor will be entitled to 375,000 such shares and the SPV to 656,250 such shares (in each case, measured for any 20 trading days within any consecutive 30 trading days during the earnout period).

Pursuant to the Weil Consulting Agreement, dated January 13, 2026, Pubco has agreed to engage B. Luke Weil, Chairman and Chief Executive Officer of Willow Lane, to provide advice as needed with respect to business strategy and corporate governance and to use his reasonable efforts to introduce Pubco to clients and investors, commencing on the first business day following the day of the Closing and agreed to grant in three equal tranches totaling 336,000 shares of Pubco Class A Common Stock, subject to vesting provided that Pubco’s VWAP meets or exceeds $12.00, $14.50 and $17.00, respectively, for 30 trading days within consecutive 45 trading days following the date of the Closing.

Financial Summary for the years ended December 31, 2025 and 2024

●	Total revenue was $26.89 million for the year ended December 31, 2025, an increase of 239% compared to $7.94 million for the year ended December 31, 2024.
●	Total cost of revenue was $3.89 million for the year ended December 31, 2025, an increase of 102% compared to $1.93 million for the year ended December 31, 2024.
●	Total selling, general and administrative was $18.27 million for the year ended December 31, 2025, an increase of 947% compared to $1.75 million for the year ended December 31, 2024.
●	Total depreciation and amortization was $10.54 million for the year ended December 31, 2025, an increase of 316% compared to $2.53 million for the year ended December 31, 2024.
●	Total colocation lease cost was $5.24 million for the year ended December 31, 2025, an increase of 192% compared to $1.80 million for the year ended December 31, 2024.
●	Total other expenses, net was $5.22 million for the year ended December 31, 2025, an increase of 3,551% compared to $0.14 million for the year ended December 31, 2024.
●	Net loss was $16.27 million for the year ended December 31, 2025, an increase of 7,576% compared to $0.21 million for the year ended December 31, 2024.

Financial Summary for the year ended December 31, 2024 and for the period from August 16, 2023 (date of inception) through December 31, 2023

●	Total revenue was $7.94 million for the year ended December 31, 2024, an increase of 4,076% compared to $0.19 million for the period from August 16, 2023 (date of inception) through December 31, 2023.

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●	Total cost of revenue was $1.93 million for the year ended December 31, 2024, an increase of 4,388% compared to $0.04 million for the period from August 16, 2023 (date of inception) through December 31, 2023.
●	Total selling, general and administrative was $1.75 million for the year ended December 31, 2024, an increase of 1,033% compared to $0.15 million for the period from August 16, 2023 (date of inception) through December 31, 2023.
●	Total depreciation and amortization was $2.53 million for the year ended December 31, 2024, an increase of 666% compared to $0.33 million for the period from August 16, 2023 (date of inception) through December 31, 2023.
●	Total colocation lease cost was $1.80 million for the year ended December 31, 2024, an increase of 759% compared to $0.21 million for the period from August 16, 2023 (date of inception) through December 31, 2023.
●	Total other expense, net was $0.14 million for the year ended December 31, 2024, an increase of 2,283% compared to $0.01 million for the period from August 16, 2023 (date of inception) through December 31, 2023.
●	Net loss was $0.21 million for the year ended December 31, 2024, a decrease of 62% compared to $0.55 million for the period from August 16, 2023 (date of inception) through December 31, 2023.

Impact of Macroeconomic and Geopolitical Developments

Our overall performance depends in part on worldwide economic and geopolitical conditions, such as Gross Domestic Product (“GDP”) growth, the war in Ukraine or tensions between China and Taiwan, and their impact on customer behavior. Worsening economic conditions, including inflation, changing interest rates, tariffs and other trade disruptions, slower growth, any recession, fluctuations in foreign exchange rates and other changes in economic conditions, may result in decreased sales productivity and growth and adversely affect our results of operations and financial performance. We have seen certain impacts on our business, results of operations, financial condition, cash flows, liquidity and capital and financial resources such as longer sales cycles and delayed purchases.

Worsening economic conditions may have a material negative impact on our results in future periods and may negatively impact our billings, revenue and costs, and may decrease growth and profitability. The extent of the impact of economic conditions on our operational and financial performance will depend on ongoing developments, including those discussed above and others identified in the “Risk Factors” section in this proxy statement/prospectus. Given the dynamic nature of these circumstances, the full impact of worsening economic conditions on our business and operations, results of operations, financial condition, cash flows, liquidity and capital and financial resources cannot be reasonably estimated at this time.

Business Model

We typically provide compute power via high-performance GPU servers through three primary channels:

●	Our Platform - Customers rent GPU compute directly via our proprietary platform. We also utilize excess GPU compute on our platform for blockchain rewards.
●	Third-Party Platforms - We supply GPU infrastructure to other AI platforms that lack their own hardware, earning revenue based on GPU usage.
●	Brokers - GPU brokers purchase access to our GPU capacity for resale to their customers.

We own GPU infrastructure which is housed across multiple colocation facilities in the U.S., such as Oregon, Washington; Richardson, Texas; Fort Worth, Texas; Chicago, Illinois; Charlotte, North Carolina; Seattle, Washington; and Minneapolis, Minnesota. The colocation facilities provide hosting services-including space, power, connectivity, and physical security-but do not own or supply the GPU hardware.

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Regardless of channel, our GPU rental agreements are similar in nature: once servers are provisioned, the customer assumes full control over the equipment, including GPU utilization, workloads executed, and end-user access. We do not retain operating rights after commencement. In addition to the GPU servers, the agreements require us to provide supporting services-such as preparing facilities to host the equipment, supplying reliable and continuous power and internet connectivity, maintaining physical security, configuring the operating system and automation tooling as requested by the lessee, and assisting with deployment or redeployment of the equipment in the event of failure. These ancillary responsibilities are bundled with the server rentals as part of our fulfillment of the obligations. They do not alter the lessee’s control of the GPU servers but ensure the servers remain operational and usable throughout the lease term.

Key Metrics

We monitor several key metrics, including the key financial metrics set forth below, in order to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The following table summarizes revenue, gross profit, gross profit margin and capital expenditure on GPU acquisitions. We discuss revenue below under “Components of Operating Results,” and we discuss gross profit, gross profit margin and capital expenditure on GPU acquisitions immediately below in the following tables for the years ended December 31, 2025 and 2024, as well as for the year ended December 31, 2024 and the period from August 16, 2023 (inception) through December 31, 2023.

	For the years ended December 31,
	2025	2024
	(in thousands)
Revenue	$26,887	$7,935
Gross profit	$22,996	$6,005
Gross profit margin	85.5%	75.7%
Capital expenditure on GPU acquisitions	$11,553	$3,729

Gross profit. We define gross profit as revenue less cost of revenue. Gross profit was $23.00 million for the year ended December 31, 2025 compared to $6.01 million for the year ended December 31, 2024, an increase of $16.99 million, or 283%. The increase primarily reflects higher GPU utilization rates, expansion of customer contracts in the enterprise AI vertical, and incremental pricing adjustments. Revenue outpaced cost of revenue as we gained efficiencies in operations period over period.

Gross profit margin. Gross profit as a percentage of revenue, or gross profit margin, has been and will continue to be affected by a variety of factors, including the GPU utilization rates, the number of customer contracts, expansion/contraction of existing customer contracts, and pricing adjustments. Gross profit margin was 85.5% for the year ended December 31, 2025 compared to 75.7% for the year ended December 31, 2024, an increase of 9.8%. We attribute the increase in gross profit margin to greater efficiencies in operations.

Capital Expenditure on GPU acquisitions. We define capital expenditure as money spent to acquire, upgrade, or extend the life of our GPU equipment. Capital expenditures on GPU equipment was $11.55 million for the year ended December 31, 2025 compared to $3.73 million for the year ended December 31, 2024, an increase of $7.82 million, or 210%. We attribute the increase in capital expenditure to larger upfront purchases attributable to certain contracts for the year ended December 31, 2025 as compared to the year ended December 31, 2024.

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023
	(in thousands)
Revenue	$7,935	$190
Gross profit	$6,005	$147
Gross profit margin	75.7%	77.4%
Capital expenditure on GPU acquisitions	$3,729	$5,822

1: Date of inception

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Gross profit. Gross profit was $6.01 million for the year ended December 31, 2024 compared to $0.15 million for the period from August 16, 2023 (date of inception) through December 31, 2023, an increase of $5.86 million, or 3,985%. The increase primarily reflects higher GPU utilization rates, expansion of customer contracts in the enterprise AI vertical, and incremental pricing adjustments. The increase is further driven by the number of days of generating revenue for the year ended December 31, 2024.

Gross profit margin. Gross profit margin was 75.7% for the year ended December 31, 2024 compared to 77.4% for the period from August 16, 2023 (date of inception) through December 31, 2023, a decrease of 1.7%. We attribute the decline in gross profit margin to higher year-over-year service fees associated with existing customers.

Capital Expenditure on GPU acquisitions. Capital expenditure on GPU equipment was $3.73 million for the year ended December 31, 2024 compared to $5.82 million for the period from August 16, 2023 (date of inception) through December 31, 2023, a decrease of $2.09 million, or 36%. We attribute the decrease in capital expenditure to more significant upfront or start-up costs during the period from August 16, 2023 (date of inception) through December 31, 2023.

Components of Operating Results

Revenue. We generate income by providing lessees with access to our high-performance GPU servers under GPU rental agreements. We enter into contracts with both end lessees and with third parties who separately contract with their own customers to use our solutions. These agreements contain lease components for the right to use specifically identified GPU servers and related hardware within dedicated data center areas, along with non-lease components for ancillary services which include the provision of power, internet connectivity, security, and lessee support.

Cost of revenue. Cost of revenue primarily consists of data center service fees and building rent, excluding depreciation and amortization, including costs associated with our facilities, such as third-party service fees, business licenses, and other related expenses. Colocation rent (which includes utilities) and depreciation and amortization are reported separately as an operating cost and expense.

Selling, general and administrative. Selling, general and administrative is primarily comprised of unit-based compensation expense in connection with grants for our unit-based awards, payroll costs, legal and accounting services, software and applications, travel, taxes paid, office expenses, and finance charges.

Depreciation and amortization. Equipment acquired is recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the respective assets.

Colocation lease cost. Colocation lease costs represent the costs we incur to rent data centers to house our GPUs. The expenses consist of costs such as operating lease expenses related to the data centers and office and equipment, as well as short-term lease cost and variable lease costs.

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Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, cost of revenue and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, internal-use software, unit-based compensation, debt, and income taxes. To the extent that there are material differences between these estimates and our actual results, our future consolidated financial statements will be affected. Some of the judgments that we make in applying our accounting estimates in these areas are described in Note 2 to our consolidated financial statements section included elsewhere in this proxy statement/prospectus. Since the date of our consolidated financial statements as of and for the year ended December 31, 2025, there have been no material changes to our critical accounting policies and estimates other than the items noted below:

Leases - Lessor

Revenue from GPU Rentals

We generate income by providing lessees with access to our high-performance GPU servers under GPU rental agreements. We enter into contracts with both end customers and with third parties who separately contract with their own customers to use our solutions. These agreements contain lease components for the right to use specifically identified GPU servers and related hardware within dedicated data center areas, along with non-lease components for ancillary services which include the provision of power, internet connectivity, security, and customer support. We elect the lessor practical expedient available under ASC Topic 842, Leases (“ASC Topic 842”), to combine the non-lease components that have the same pattern of transfer as the related operating lease components into a single combined component. The single combined component is accounted for under ASC Topic 842 as an operating lease if the lease components are the predominant components and is accounted for under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), if the non-lease components are the predominant components. The lease components are the predominant components in our GPU rental arrangements and the single combined component in these arrangements are accounted for under the operating lease guidance of ASC Topic 842.

Our agreements provide customers with the exclusive right to control the use of the GPU servers during the contract term, including the ability to determine workloads, GPU utilization, and end-user access. Lease terms are based on the stated noncancellable initial term of the order, commencing when servers are provisioned. The initial terms of the GPU rental agreements may be extended if mutually agreed by both parties.

We have concluded that it is probable that substantially all of the payments will be collected over the term of the arrangements and recognize the combined lease component payments on a straight-line basis over the respective lease terms. The difference between revenue recognized during the period and the contractual payments made is recorded in customer deposits on the consolidated balance sheets.

Certain agreements include variable payments related to a percentage of net revenue generated in the period or for additional capacity or ancillary services requested by customers. Variable lease payments are recognized in profit or loss when the changes in facts and circumstances on which the variable lease payments are based occur. The GPU servers remain on our consolidated balance sheet and continue to be depreciated over their estimated useful lives of approximately four years.

In certain instances, payments can be collected in USD Coin (“USDC”), a stablecoin redeemable on demand on a one-to-one basis for U.S. dollars, with revenue measured based on the total amount of USDC received. USDC received as a form of payment are quickly converted to cash such that we held zero in USDC as of December 31, 2025. We did not have this payment arrangement for the year ended December 31, 2024.

Leases - Lessee

As a lessee, we enter into operating and finance leases for office space, data center facilities, and hardware. In accordance with ASC Topic 842, we determined whether an arrangement is, or contains, a lease at the inception of the arrangement based on the unique facts and circumstances present in the arrangement, including whether we control the use of identified assets. If a lease is determined to exist, the term of such lease is assessed based on the commencement date on which the underlying asset is made available for our use by the lessor. Our assessment of the lease term reflects the non-cancellable term of the lease, inclusive of any rent-free periods and periods covered by early-termination options which we are reasonably certain of not exercising, as well as periods covered by renewal options which we are reasonably certain of exercising. We also determine lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and presentation over the lease term. The total consideration of our operating leases is recognized as lease expense on a straight-line basis. We recognize the amortization of our finance lease right-of-use assets on a straight-line basis and separately recognizes the accretion of interest on the finance lease liability using the effective interest method.

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We elected to apply the available expedient to combine lease and associated non-lease components for all classes of underlying assets. For leases with a term exceeding twelve months, lease liability is recognized on the consolidated balance sheets at lease commencement, reflecting the present value of our fixed payment obligations over the lease term. A corresponding right-of-use asset equal to the initial lease liability is also recognized, adjusted for any prepaid rent and initial direct costs incurred in connection with the execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of our fixed payment obligations for a given lease, we use an incremental borrowing rate, as the rates implicit in our leases are not readily determinable. Our incremental borrowing rate reflects the rate we would pay to borrow on a similarly secured basis and term, the economic environment of the associated lease, and other relevant information available to us.

For leases with a term of twelve months or less, at commencement, and that do not include an option to purchase the underlying assets that we are reasonably certain to exercise, we elected the expedient to not measure and recognize an associated lease liability or right-of-use asset.

For our operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. Variable lease costs are recognized as the obligation for payment is incurred and primarily consist of insurance and property tax reimbursements to the lessor for our office space lease and electrical overage costs for our colocation leases.

We address lease modifications that are not accounted for as separate leases at the effective date of the modification. If the terms and conditions of the lease are changed, the classification of the lease is reassessed, the lease payments are updated, and the lease liability is remeasured using the applicable incremental borrowing rate at the effective date of the lease modification. Any resulting changes in the lease liability are recognized in the carrying amount of the related right-of-use asset.

Revenue

We recognize revenue in accordance with ASC 606. The core principle of the revenue standard is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer;
●	Step 2: Identify of the performance obligations in the contract;
●	Step 3: Determine of the transaction price;
●	Step 4: Allocate the transaction price to the performance obligations in the contract; and
●	Step 5: Recognize revenue when, or as, we satisfy a performance obligation.

In order to identify the performance obligations in a contract with a customer, an entity must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met:

●	The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct); and
●	The entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

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The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

●	Variable consideration
●	Constraining estimates of variable consideration
●	The existence of a significant financing component in the contract
●	Noncash consideration
●	Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized under the accounting contract will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

The transaction price is allocated to each performance obligation on a relative standalone selling price basis.

The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time, as appropriate.

Blockchain Rewards

Blockchain rewards represent the revenues earned from the provision of GPU computing services to decentralized networks, Bittensor and Aethir. We contribute computing power to these networks, who meet the definition of a customer under ASC 606, in exchange for consideration in the form of TAO and ATH respectively (collectively, “digital assets”).

Our performance obligation is to provide computing services that support network operations and validation. Each arrangement consists of a single performance obligation that is satisfied over time as the customer simultaneously receives and consumes the benefits of the services provided. Contracts with customers are open-ended and can be terminated at any time without penalty. Accordingly, the contract term is limited to the period in which services are provided. For Bittensor, this period is defined as the processing of a block, or unit of data in the Bittensor blockchain, which takes approximately 72 minutes, after which rewards are calculated and distributed. For Aethir, rewards and service fees are calculated daily.

The transaction price is measured at the fair value of the digital assets earned at the end of the contract term when the consideration becomes determinable. Revenue is recognized over time as services are provided, with recognition occurring at the point where the amount earned is fixed and determinable. Digital assets received as a form of payment are converted to cash or used to fulfil expenses shortly after they are earned. We held zero in TAO and ATH as of December 31, 2025.

Accounts receivable denominated in digital assets represent rights to receive a fixed amount of digital assets and are initially measured at the fair value of the asset receivable. These receivables are accounted for as hybrid instruments, with a receivable host contract that contains an embedded derivative based on the changes in the fair value of the underlying digital asset.

Intangible Assets

Our intangible assets consist solely of IP addresses, which are recognized when acquired and measured at cost or fair value if obtained through a business combination in accordance with ASC 805, Business Combinations (“ASC 805”). Intangible assets are evaluated to determine whether they are indefinite-lived or definite-lived based on legal, regulatory, and contractual factors. Indefinite-lived intangible assets are not amortized, while definite-lived intangible assets are amortized on a straight-line basis over their estimated useful life. Our intangible assets are all indefinite-lived.

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Intangible assets are tested for impairment in accordance with ASC 350-30, Intangibles - Goodwill and Other (“ASC 350”) for indefinite-lived assets and ASC 360, Impairment or Disposal of Long-Lived Assets (“ASC 360”) for definite-lived assets whenever events or changes in circumstances indicate the carrying amount may not be recoverable, or annually for indefinite-lived assets. Impairment losses, if any, are recognized in our consolidated statements of operations. Costs to maintain or renew intangible assets are expensed as incurred. As of December 31, 2025, there was no impairment of our IP addresses.

Deferred transaction costs

Deferred transaction costs, consisting of legal and accounting fees and costs relating to our planned Business Combination are capitalized and recorded on the consolidated balance sheets. The deferred transaction costs will be offset against the proceeds received upon the closing of the planned Business Combination. In the event that our plans for the Business Combination are terminated, all of the deferred transaction costs will be written off within operating expenses in consolidated statements of operations. As of December 31, 2025 and 2024, there were $1.00 million and zero deferred transaction costs capitalized, respectively.

Debt

We issued a bridge loan to a lender. Our bridge loan is carried at an amortized cost basis, net of unamortized debt issuance costs and discount. Accrued interest associated with the bridge loan is included in Accrued expenses and other current liabilities within our consolidated balance sheets. The debt issuance costs and discount associated with the term loan are recorded as a reduction of the carrying value of the bridge loan and amortized to interest expense in the consolidated statements of operations using the effective interest method over the contractual terms of the bridge loan.

Known Trends and Uncertainties

We expect continued growth in demand for GPU-based computing and AI-driven infrastructure. However, market conditions remain dynamic. Component supply constraints, power availability, and changes in data-center energy regulation could influence our ability to scale operations or maintain current pricing levels. Additionally, fluctuations in interest rates or macroeconomic slowdowns in our end markets may affect our customers’ spending patterns and project timing.

Results of Operations for the years ended December 31, 2025 and 2024

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Revenue	$26,887	$7,935	$18,952	239%
Operating costs and expenses:
Cost of revenue (excluding depreciation and amortization)	3,891	1,930	1,961	102%
Selling, general and administrative (excluding depreciation and amortization)	18,269	1,745	16,524	947%
Depreciation and amortization	10,536	2,534	8,002	316%
Colocation lease cost	5,244	1,795	3,449	192%
Total operating costs and expenses	37,940	8,004	29,936	374%
Loss from operations	$(11,053)	$(69)	$(10,984)	(15,919)%

Other (expense) income:
(Loss) gain on sale of fixed assets	(195)	54	(249)	(461)%
Interest expense	(2,013)	(206)	(1,807)	(877)%
Loss in fair value of digital asset receivable	(70)	-	(70)	-
Loss in change in fair value of liability-classified warrants	(2,992)	-	(2,992)	-
Other income, net	49	9	40	444%
Total other expenses, net	(5,221)	(143)	(5,078)	(3,551)%
Net loss	$(16,274)	$(212)	$(16,062)	(7,576)%

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Year ended December 31, 2025 compared to the year ended December 31, 2024

Revenue

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Revenue	$26,887	$7,935	$18,952	239%

Revenue was $26.89 million for the year ended December 31, 2025 compared to $7.94 million for the year ended December 31, 2024 an increase of $18.95 million, or 239%. The increase primarily reflects higher GPU utilization rates, expansion of customer contracts in the enterprise AI vertical, and incremental pricing adjustments. We added twelve new lessees which contributed lease income of $6.13 million and four new customers who contributed blockchain rewards of $5.66 million for the year ended December 31, 2025. Existing lessees contributed $7.16 million more revenue for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Cost of revenue

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$3,891	$1,930	$1,961	102%

Cost of revenue was $3.89 million for the year ended December 31, 2025 compared to $1.93 million for the year ended December 31, 2024. Cost of revenue increased $1.96 million, or 102%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical. The increase in cost of revenue was outpaced by the increase in revenue as we gained efficiencies in operations period over period.

Selling, general and administrative

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Selling, general and administrative (excluding depreciation and amortization)	$18,269	$1,745	$16,524	947%

Selling, general and administrative expense was $18.27 million for the year ended December 31, 2025 compared to $1.75 million for the year ended December 31, 2024. Selling, general and administrative increased $16.52 million, or 947%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical. Of the $16.52 million increase, it is primarily driven by a: (i) $12.86 million increase in unit-based compensation, (ii) $1.65 million increase in legal and accounting services, (iii) $1.47 million increase in payroll expense related to eight new employees added during the year ended December 31, 2025, (iv) $0.21 million increase in software and application expenses due to our growth, (v) $0.09 million increase in travel expenses, and (vi) $0.06 million increase in taxes paid. The remaining $0.18 million net increase in selling, general and administrative expense is mostly due to increases in office expenses, shipping, property insurance, meals and general business expenses.

Depreciation and amortization

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Depreciation and amortization	$10,536	$2,534	$8,002	316%

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Depreciation and amortization expense was $10.54 million for the year ended December 31, 2025 compared to $2.53 million for the year ended December 31, 2024, an increase of $8.01 million or 316%. The increase primarily reflects higher GPU utilization rates and expansion of lessee contracts in the enterprise AI vertical. The increase in depreciation and amortization expense is further attributable to the timing of GPU servers placed into service and the capital expenditures of $11.55 million made during the year ended December 31, 2025.

Colocation lease cost

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Colocation lease cost	$5,244	$1,795	$3,449	192%

Colocation lease cost was $5.24 million for the year ended December 31, 2025 compared to $1.80 million for the year ended December 31, 2024. Colocation lease cost increased $3.44 million, or 192%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical, offset in part by increased data-center operating costs. We have colocation leases in Oregon, Washington; Richardson, Texas; Fort Worth, Texas; Chicago, Illinois; Charlotte, North Carolina; Seattle, Washington; and Minneapolis, Minnesota.

Other expenses, net

	For the years ended December 31,
	2025	2024	Change	%
	(in thousands)
Total other expenses, net	$(5,221)	$(143)	$(5,078)	3,551%

Total other expenses, net was $5.22 million for the year ended December 31, 2025 compared to $0.14 million for the year ended December 31, 2024. The change of $5.08 million, or 3,551%, in total other expense, net was primarily due to the loss in change in fair value of liability-classified warrants, increase in finance lease interest expense for office and equipment leasing agreements, and loss on sale associated with the disposal of hardware equipment.

Results of Operations For the year ended December 31, 2024 and for the period from August 16, 2023 (inception) through December 31, 2023

The following tables set forth our results of operations for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Revenue	$7,935	$190	$7,745	4,076%
Operating costs and expenses:
Cost of revenue (excluding depreciation and amortization)	1,930	43	1,887	4,388%
Selling, general and administrative (excluding depreciation and amortization)	1,745	154	1,591	1,033%
Depreciation and amortization	2,534	331	2,203	666%
Colocation lease cost	1,795	209	1,586	759%
Total operating costs and expenses	8,004	737	7,267	986%
Loss from operations	$(69)	$(547)	$478	87%

Other (expense) income:
Gain on sale of fixed assets	54	-	54	-
Interest expense	(206)	(6)	(200)	(3,333)%
Other income, net	9	-	9	-
Total other expenses, net	(143)	(6)	(137)	(2,283)%
Net loss	$(212)	$(553)	$341	62%

1: Date of inception

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Year ended December 31, 2024 compared to period from August 16, 2023 through December 31, 2023

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Revenue	$7,935	$190	$7,745	4,076%

1: Date of inception

Revenue was $7.94 million for the year ended December 31, 2024 compared to $0.19 million for the period from August 16, 2023 (date of inception) through December 31, 2023, an increase of $7.75 million, or 4,076%. The increase primarily reflects higher GPU utilization rates, expansion of customer contracts in the enterprise AI vertical, and incremental pricing adjustments. Existing customers contributed an increase in revenue of $6.50 million, which was primarily due to (i) an increase in the number of days of generating revenue for the year ended December 31, 2024 compared to the period from the inception date of August 16, 2023 through December 31, 2023, as well as (ii) an increase in monthly revenue earned from our existing customers. The remaining increase in revenue was primarily driven by five new customers contracted with us for the year ended December 31, 2024.

Cost of revenue

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Cost of revenue (excluding depreciation and amortization)	$1,930	$43	$1,887	4,388%

1: Date of inception

Cost of revenue was $1.93 million for the year ended December 31, 2024 compared to $0.04 million for the period from August 16, 2023 (date of inception) through December 31, 2023. Cost of revenue increased $1.89 million, or 4,388%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical. The increase is further driven by the number of days of generating revenue for the year ended December 31, 2024.

Selling, general and administrative

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Selling, general and administrative (excluding depreciation and amortization)	$1,745	$154	$1,591	1,033%

1: Date of inception

Selling, general and administrative expense was $1.75 million for the year ended December 31, 2024 compared to $0.15 million for the period from August 16, 2023 (date of inception) through December 31, 2023. Selling, general and administrative increased $1.59 million, or 1,033%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical. Of the $1.59 million increase, it is primarily driven by a: (i) $0.57 million increase in unit-based compensation, (ii) $0.40 million increase in payroll expense related to five new employees added during the year ended December 31, 2024, (iii) $0.21 million increase in legal and accounting services expense, (iv) $0.12 million increase in employee bonus expense related to performance-based discretionary bonuses incurred during the year ended December 31, 2024, and (v) $0.06 million increase in employee benefits expense associated with the new hires for the year ended December 31, 2024. The remaining increase in selling, general and administrative expense is mostly due to an increase in the number of days of operating activities for the year ended December 31, 2024 compared to the period from the inception date of August 16, 2023 through December 31, 2023.

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Depreciation and amortization

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Depreciation and amortization	$2,534	$331	$2,203	666%

1: Date of inception

Depreciation and amortization expense was $2.53 million for the year ended December 31, 2024 compared to $0.33 million for the period from August 16, 2023 (date of inception) through December 31, 2023, an increase of $2.20 million or 666%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical. The increase in depreciation and amortization expense is further attributable to the timing of GPU servers placed into service, the capital expenditures of $3.73 million made during the year ended December 31, 2024, and an increase in the number of days of operating activities for the year ended December 31, 2024 compared to the period from the inception date of August 16, 2023 through December 31, 2023.

Colocation lease cost

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Colocation lease cost	$1,795	$209	$1,586	759%

1: Date of inception

Colocation lease cost was $1.80 million for the year ended December 31, 2024 compared to $0.21 million for the period from August 16, 2023 (date of inception) through December 31, 2023. Colocation lease cost increased $1.59 million, or 759%. The increase primarily reflects higher GPU utilization rates and expansion of customer contracts in the enterprise AI vertical, offset in part by increased data-center operating costs. The increase is further attributable to an increase in the number of days of operating activities for the year ended December 31, 2024 compared to the period from the inception date of August 16, 2023 through December 31, 2023. We have colocation leases in Oregon, Washington; Richardson, Texas; Fort Worth, Texas; and Chicago, Illinois.

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Other expense, net

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023	Change	%
	(in thousands)
Total other expenses, net	$(143)	$(6)	$(137)	(2,283)%

1: Date of inception

Total other expenses, net was $0.14 million for the year ended December 31, 2024 compared to $0.01 million for the period from August 16, 2023 (date of inception) through December 31, 2023. The increase of $0.14 million, or 2,283%, in total other expense, net was primarily due to an increase in interest expense of $0.20 million associated with office and equipment finance leasing agreements in connection with an increase in the number of days of operating activities for the year ended December 31, 2024 compared to the period from the inception date of August 16, 2023 through December 31, 2023, offset by increases in (i) a gain on sale of $0.05 million related to disposals of equipment and (ii) other income of $0.01 million.

Liquidity and Capital Resources

Liquidity and capital resources are primarily impacted by our operating activities, as well as purchases of equipment and capital contributions from the owners. As of December 31, 2025 and December 31, 2024, we had cash of $9.75 million and $0.34 million, respectively.

Our future capital requirements will depend on many factors, including the timing of the consummation of the Business Combination. In order to finance these opportunities, we may need to raise additional financing. Until such time, if ever, that we can generate revenue sufficient to achieve profitability, we intend to raise such capital through issuances of additional members’ interest and/or the issuance of debt, which may or may not be needed for additional working capital, capital expenditures or other strategic investments. To the extent that Pubco raises additional capital through the sale of equity or convertible debt securities, the ownership interests of our members will be diluted, and the terms of these securities may include liquidation or other preferences for which we may need to obtain the consent of our members prior to issuance. If additional financing is required from outside sources, we may not be able to raise such capital on terms acceptable to it or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we have determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these financial statements are available to be issued.

Our opinions concerning liquidity are based on currently available information. To the extent our liquidity assumptions prove to be inaccurate, or if circumstances change, future availability of credit or other sources of financing may be reduced and our liquidity could be adversely affected. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section titled “Risk Factors” included elsewhere in this proxy statement/prospectus.

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Financing Arrangements

Bridge Loan

On August 11, 2025, we entered into a bridge loan agreement (the “August 2025 Bridge Loan Agreement”) providing for an initial draw of $5.00 million, with up to an additional $20.00 million available at the lender’s discretion. The loan bears interest at the prime rate plus 4.50%, with interest-only payments for the first 12 months, followed by monthly amortization of 1.25% of the principal. We incurred a total debt discount of $0.14 million and issuance costs of $0.05 million at issuance which are being amortized over the life of the loan, and were $0.12 million and $0.04 million at December 31, 2025, respectively. The carrying amount of the bridge loan at December 31, 2025 was $4.84 million. The loan matures on August 11, 2028, and is secured by substantially all of our assets. The agreement includes customary financial covenants. As of December 31, 2025, the bridge loan had an outstanding balance of $5.00 million. We have opted to pay interest due in advance, therefore, there is no accrued interest recorded in the accompanying consolidated statements of operations for the year ended December 31, 2025. Interest expense associated with the bridge loan obligation, including amortization of debt issuance costs and discounts, was $0.26 million within the consolidated statements of operations for the year ended December 31, 2025. Although, pursuant to the terms of the bridge loan, delivery of certain required administrative documents did not occur and such omission constituted an event of default under the August 2025 Bridge Loan Agreement, the event of default was subsequently remedied through the Amended August 2025 Bridge Loan Agreement (as defined below).

On February 27, 2026, we entered into a First Amendment and Waiver to our August 2025 Bridge Loan Agreement (the “Amended August 2025 Bridge Loan Agreement”), providing $11.00 million in additional term loans, from which we received $10.00 million in net proceeds, reflecting a $1.00 million original issue discount. The amendment increased the aggregate commitment to $16.00 million and permits up to $9.00 million of additional discretionary borrowings (the “February 2026 Bridge Loans”). The February 2026 Bridge Loans mature on the earlier of April 28, 2026 or a permitted SPAC acquisition, while all other Bridge Loans continue to mature on August 11, 2028. The February 2026 Bridge Loans bear no stated interest, and the original issue discount will be amortized to the repayment amount under the effective interest method. The amendment also includes a continued reimbursement of lender expenses, preserves existing mandatory prepayment and make-whole provisions, and includes a waiver of certain existing defaults.

Refer to Notes 9 and 16 to our consolidated financial statements section included elsewhere in this proxy statement/prospectus for more information related to our Bridge Loan.

Related Party Loan

During the year ended December 31, 2025, we received $1.43 million proceeds from the subordinated loan agreement with our chief executive officer, Andrew Karos (“Related Party Loan”). The loan bears interest at 4.33% per annum and is subordinated to our obligations under its Bridge Loan. The loan matures on the earlier of August 11, 2028, or 91 days after repayment of the Bridge Loan. The loan bears interest at 4.33% per annum and is subordinated to the Bridge Loan.

Post-Combination Capitalization and Liquidity Outlook

Following completion of the proposed Business Combination with Willow Lane, assuming no redemptions, Pubco is expected to have 31,895,656 shares of Pubco Class A Common Stock outstanding, 29,533,018 shares of Pubco Class B Common Stock outstanding, and 6,325,000 Public Warrants and 5,145,722 Private Warrants outstanding, each exercisable for 11,470,722 shares of Pubco Class A Common Stock. Upon the consummation of the Business Combination, Willow Lane Class A Ordinary Shares and Warrants will cease trading on The Nasdaq Global Market. Currently, there is no public market for the equity securities of Boost Run or Pubco. We intend to apply to list shares of Pubco Class A Common Stock and Pubco Public Warrants on the Global Market tier of The Nasdaq Stock Market LLC Market under the ticker symbols “BRUN” and “BRUNW”, respectively, upon Closing. Further, assuming no redemptions, we expect to receive approximately $132.58 million in gross proceeds, net of estimated transaction costs of $4.92 million at Closing. To the extent that the public shareholders of Willow Lane Public Shares exercise their redemption rights prior to the consummation of the Business Combination, the aforementioned gross proceeds of $132.58 million may be reduced. These proceeds are expected to strengthen liquidity and support the expansion of our GPU infrastructure and working-capital needs following the Business Combination. As of the date of this filing, we estimate that we have sufficient cash inflows from revenues and various investing and financing activities to sustain operations for the next twelve months. Based on our current capital resource, we expect to be able to fund planned operations for the next twelve months. Refer to the section entitled “Certain Forecasts and Projections Regarding Boost Run” on page 47 for further information.

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Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2025 and 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations and Other Commitments

Leases

As of December 31, 2025, we had future operating and finance lease liabilities of $9.36 million and $30.39 million, respectively. Of those amounts, an aggregate of $19.11 million is payable before December 31, 2026.

As of December 31, 2024, we had future operating and finance lease liabilities of $2.82 million and $2.03 million, respectively. Of those amounts, an aggregate of $1.97 million is payable before December 31, 2025.

Bridge Loan

We entered into a $5.0 million Bridge Loan agreement on August 11, 2025. Monthly repayments of the loan are due beginning on September 1, 2026, with a lump sum payment of $3.5 million due at the loan’s maturity on August 11, 2028. As of December 31, 2025 and 2024, we had a loan balance of $4.84 million and zero, respectively, outstanding.

Related Party Loan

We entered into a $1.43 million Related Party Loan agreement on November 25, 2025. The loan matures on the earlier of August 11, 2028, or 91 days after repayment of the Bridge Loan, and the loan bears interest at 4.33% per annum. As of December 31, 2025, the outstanding Related Party Loan principal balance was $1.43 million with accrued interest of $0.01 million. We did not have a Related Party Loan as of December 31, 2024.

Cash Flow

The following table summarizes our cash flow data for the years ended December 31, 2025 and 2024:

	For the years ended December 31,
	2025	2024
	(in thousands)
Net cash provided by operating activities	$24,930	$2,958
Net cash used in investing activities	(10,654)	(3,787)
Net cash (used in) provided by financing activities	(4,864)	1,098
Net change in cash and cash equivalents	$9,412	$269

Operating Activities

Cash generated by operating activities is our primary source of liquidity. It is primarily comprised of net income, as adjusted for non-cash items and changes in operating assets and liabilities. Non-cash adjustments consist primarily of depreciation and amortization, unit-based compensation expense, loss (gain) on sale of fixed assets, non-cash lease expense, loss in change of fair value of digital asset receivable, loss in change in fair value of liability-classified warrants, and non-cash interest expense. Changes in operating assets and liabilities consisted of changes in accounts receivable, prepaid expenses, other current assets, accounts payable, operating lease liabilities, credit card payable, and other current liabilities.

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Net cash provided by operating activities was $24.93 million for the year ended December 31, 2025, compared to $2.96 million for the year ended December 31, 2024, or an increase of $21.97 million or 742%. The increase in operating cash flow was a result of the continued growth of our business, improved profitability and our ability to successfully manage our working capital.

Investing Activities

The changes in cash flows from investing activities primarily relate to purchases and sale of equipment. Historically, in making a lease-versus-ownership decision related to office or data center space, we have considered various factors including financial metrics, expected long-term growth rates, time to market, operating costs and changes in asset values. We may also make cash payments in connection with future business combinations.

Net cash used in investing activities of $10.65 million for the year ended December 31, 2025 was primarily related to purchases of equipment of $11.55 million and intangible assets of $0.02 million, partially offset by proceeds from the sale of equipment of $0.92 million.

Net cash used in investing activities of $3.79 million for the year ended December 31, 2024 was primarily related to purchases of equipment of $3.73 million and capitalized software of $0.37 million, partially offset by proceeds from the sale of equipment of $0.31 million.

Financing Activities

The changes in cash flows from financing activities primarily relate to capital contributions, proceeds from the Bridge Loan, net, payments toward deferred transaction costs, proceeds from related party loans, and principal payments on finance lease liabilities.

Net cash used by financing activities of $4.86 million for the year ended December 31, 2025 was primarily driven by finance lease payments of $11.53 million and payments toward deferred transaction costs of $0.07 million, partially offset by net proceeds from the Bridge Loan, net of $4.81 million, net proceeds from the Related Party Loan of $1.43 million, and capital contributions from the owners of $0.50 million.

Net cash provided by financing activities of $1.10 million for the year ended December 31, 2024 was primarily driven by capital contributions from the owners of $1.50 million, partially offset by payment of finance lease liabilities of $0.40 million.

The following table summarizes our cash flow data for the year ended December 31, 2024 and for the period from August 16, 2023 (date of inception) through December 31, 2023:

	For the Year Ended December 31, 2024	For the period from August 16, 2023[1] through December 31, 2023
	(in thousands)
Net cash provided by (used in) operating activities	$2,958	$(299)
Net cash used in investing activities	(3,787)	(5,822)
Net cash provided by financing activities	1,098	6,187
Net change in cash and cash equivalents	$269	$66

1: Date of inception

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Operating Activities

Net cash provided by operating activities was $2.96 million for the year ended December 31, 2024, compared to net cash used in operating activities of $0.30 million for the period from August 16, 2023 (date of inception) through December 31, 2023, or an increase of $3.26 million, or 1,089%. The increase in operating cash flow was a result of the continued growth of our business, improved profitability and our ability to successfully manage our working capital.

Investing Activities

Net cash used in investing activities of $3.79 million for the year ended December 31, 2024 was primarily related to purchases of equipment of $3.73 million and capitalized software of $0.37 million, partially offset by proceeds from the sale of equipment of $0.31 million.

Net cash used in investing activities of $5.82 million for the period from August 16, 2023 (date of inception) through December 31, 2023 was related to purchases of equipment.

Financing Activities

Net cash provided by financing activities of $1.10 million for the year ended December 31, 2024 was primarily driven by capital contributions from the owners of $1.50 million, partially offset by payment of finance lease liabilities of $0.40 million.

Net cash provided by financing activities of $6.19 million for the period from August 16, 2023 (date of inception) through December 31, 2023 was primarily attributable to capital contributions from the owners.

Recent /Accounting Pronouncements

Refer to the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus in this proxy statement/prospectus for a full description of recently adopted accounting pronouncements.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the accompanying consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $9.75 million and $0.34 million as of December 31, 2025 and 2024, respectively. Cash equivalents were invested primarily in money market funds. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under our investment policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents, net loss or cash flows.

As of the date of this filing, we have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. We had $4.84 million and zero in variable rate debt outstanding and $1.43 million and zero in the Related Party Loan outstanding as of December 31, 2025 and 2024, respectively. A hypothetical 10% change in interest rates would not have a material impact on annualized interest expense.

Cryptocurrency Exchange Risk

We are exposed to cryptocurrency risks that arise from normal business operations. These risks include transaction gains and losses associated with transactions denominated in currencies other than our functional currency and the remeasurement of cryptocurrencies to our U.S. dollar reporting currency. As such, we have exposure to adverse changes in cryptocurrency exchange rates associated with blockchain rewards, and network compute services offered to customers. Transaction gains or losses are included in other income (expense), net in the consolidated statements of operations, as incurred.

Our primary exposures related to cryptocurrency denominated sales and expenses are in Aethir tokens (“ATH”) and Bittensor tokens (“TAO”), however, the respective balances were zero as of December 31, 2025 and 2024.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations, other than its impact on the general economy, which includes labor costs. Nonetheless, if our costs, in particular personnel-related costs, continue to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

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